Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-69726, 333-147882 and 333-158216) of Dell Inc. of our report dated June 21, 2013 relating to the financial statements and supplemental schedule of the Dell Inc. 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

June 21, 2013